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                                                                  EXHIBIT (A)(5)

                          OFFER TO PURCHASE FOR CASH
                        ALL OUTSTANDING ORDINARY SHARES
                        AND AMERICAN DEPOSITARY SHARES

                                      OF

                                OZEMAIL LIMITED

                                      BY

                     UUNET HOLDINGS AUSTRALIA PTY LIMITED
                         A WHOLLY OWNED SUBSIDIARY OF
                           UUNET TECHNOLOGIES, INC.
                         A WHOLLY OWNED SUBSIDIARY OF
                              MCI WORLDCOM, INC.

                                      AT

                       US$2.20 NET PER ORDINARY SHARE OR
              US$22.00 NET PER AMERICAN DEPOSITARY SHARE IN CASH

   THE OFFER, WILL EXPIRE AT 1:00 A.M., NEW YORK CITY TIME, ON FEBRUARY 9, 1999, AND AT 5:00 P.M., SYDNEY TIME, ON FEBRUARY 9, 1999, UNLESS THE OFFER IS EXTENDED. TENDERING HOLDERS OF SECURITIES WILL BE PERMITTED TO WITHDRAW THEIR TENDERED SECURITIES AT ANY TIME PRIOR TO THE EXPIRATION DATE. SEE "WITHDRAWAL RIGHTS" IN SECTION 4 OF THE OFFER TO PURCHASE.

                         January 8, 1999 (Sydney time)

To: Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees holding OzEmail ADSs:

  Merrill Lynch & Co. ("Merrill Lynch") has been appointed by UUNET Holdings Australia Pty Limited ("Purchaser") to act as dealer manager (the "Dealer Manager") in connection with an offer by the Purchaser to purchase, upon the terms and subject to the conditions set forth in the offer dated January 8, 1999 (Sydney time) (the "Offer to Purchase") and the accompanying Letter of Transmittal and Acceptance and Transfer Form (collectively, the "Offer"), all outstanding ordinary shares ("OzEmail Ordinary Shares") of OzEmail Limited ("OzEmail") for US$2.20 in cash per OzEmail Ordinary Share, including all OzEmail Ordinary Shares represented by American Depositary Shares ("OzEmail ADSs") of OzEmail, each representing ten OzEmail Ordinary Shares and evidenced by American Depositary Receipts ("OzEmail ADRs") for US$22.00 in cash per OzEmail ADS.

  For your information and for forwarding to those of your clients for whom you hold OzEmail ADSs registered in your name or in the name of your nominee, we are enclosing the following documents:

    1. The Offer to Purchase dated January 8, 1999 (Sydney time);

    2. A printed form of letter that may be sent to your clients for whose account you hold OzEmail ADSs registered in your name or in the name of a nominee, with space provided for obtaining such clients' instructions with regard to the Offer;

    3. The Letter of Transmittal to be used by holders of OzEmail ADSs to accept the Offer;

    4. The Notice of Guaranteed Delivery which may be used by holders of OzEmail ADSs if ADR certificates for OzEmail ADSs are not immediately available, or if such certificates cannot be delivered to The Bank of New York (the "U.S. Depositary") by the Expiration Date, or if the procedure for book-entry transfer cannot be completed by the Expiration Date;
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    5. The Acceptance and Transfer Form to be used by a holder of OzEmail
       Ordinary Shares to accept the Offer which includes Guidelines for Certification of Taxpayer Identification Number of Substitute Form W-9;

    6. A return envelope addressed to the U.S. Depositary; and

    7. The Part B Statement of the Company, accompanied by the
       Solicitation/Recommendation Statement on Schedule 14D-9 issued by
       OzEmail.

  The Offer is conditional upon, among other things, there being validly tendered and not withdrawn prior to the expiration of the Offer, at least 90% of OzEmail Ordinary Shares (including those shares represented by OzEmail
ADSs) and either (a) three-quarters of the offerees have at the Expiration Date disposed of to Purchaser (whether by accepting the Offer or otherwise) the OzEmail Ordinary Shares or OzEmail Ordinary Shares represented by OzEmail ADSs subject to acquisition that were held by them; or (b) at least three-quarters of the persons who were registered as the holders of OzEmail Ordinary Shares or OzEmail Ordinary Shares represented by OzEmail ADSs immediately before the day on which the Part A Statement was served on OzEmail are not so registered at the end of one month after the end of the Offer Period. The Offer is also subject to other terms and conditions set forth in the Offer to Purchase, which may be waived by Purchaser in whole or in part at any time and from time to time in its sole discretion.

  For purposes of the Offer, Purchaser will be deemed to have accepted for payment, and thereby purchased, all OzEmail ADSs validly tendered and not properly withdrawn by the Expiration Date (as defined in the Offer to Purchase) if and when Purchaser gives oral or written notice to the U.S. Depositary (as defined in the Offer to Purchase) of Purchaser's acceptance of such OzEmail ADSs for payment pursuant to the Offer. Payment for OzEmail ADSs purchased pursuant to the Offer will be made only after timely receipt by the U.S. Depositary of (i) (A) the OzEmail ADRs evidencing such OzEmail ADSs, or
(B) timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such OzEmail ADRs into the U.S. Depositary's account at the Book Entry Transfer Facility (as defined in Section 2 of the Offer to Purchase) pursuant to the procedures set forth in Section 2 of the Offer to Purchase, (ii) (A) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, or (B) an Agent's Message in connection with a book-entry transfer, and (iii) any other documents required by the Letter of Transmittal.

  Purchaser will not pay any fees or commissions to any broker, dealer, or other person (other than the Dealer Manager, the US Depositary and the Registry in Australia and the Information Agent, as described in the Offer to Purchase) in connection with the solicitation of acceptances of the Offer with respect to OzEmail ADSs. You will, however, be reimbursed for customary mailing and handling expenses incurred by you in forwarding the enclosed materials to your client.

  The Offer is not being made to (nor will tenders be accepted from or on behalf of) holder of OzEmail ADSs in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. However, Purchaser may, in its discretion, take such action as it may deem necessary to make the Offer in any jurisdiction and extend the Offer to holders of OzEmail ADSs in such jurisdiction. In those jurisdictions where securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by Merrill Lynch or one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

  Additional copies of the enclosed materials may be obtained from the Dealer Manager or the Information Agent at their respective addresses and telephone numbers set forth in the Offer to Purchase.

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  Terms defined in the Offer to Purchase shall have the same meanings in this letter.

                                          Very truly yours,

                                          Merrill Lynch & Co.

  NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON THE AGENT OF MERRILL LYNCH, PURCHASER, UUNET TECHNOLOGIES, INC., MCI WORLDCOM, INC., THE U.S. DEPOSITARY, THE DEALER MANAGER, OR THE REGISTRY IN AUSTRALIA OR AUTHORIZE YOU OR ANY OTHER PERSON TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFER NOT CONTAINED IN THE OFFER TO PURCHASE OR THE LETTER OF TRANSMITTAL.


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